EXHIBIT 10.18

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1 day of January 2022, by and between Royalty Management Corporation, an Indiana corporation with a mailing address of PO Box 264, Fishers Indiana 46038 (the “Company”), and Thomas M. Sauve, an individual residing at 16459 E. 186th Street, Noblesville Indiana 46060 (the “Executive”).

-PRELIMINARY STATEMENTS-

A. The Company and Executive desire to enter into this Agreement to establish the terms and conditions of the employment for Executive by the Company as its Chief Executive Officer, and to provide that Executive will not engage in activities that are detrimental to the Company.

B. Executive acknowledges that the Company has acquired or developed certain proprietary information at considerable expense and that any unauthorized disclosure or use of this information would adversely affect the successful conduct of the Company’s business.

NOW, THEREFORE, in consideration of the recitals and mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT:

1. Employment. The Company hereby employs Executive as its Chief Executive Officer and Executive accepts employment by the Company and agrees to serve the Company as its Chief Executive Officer, upon the terms and conditions hereinafter set forth.

2. Term. The term of Executive’s employment shall be for a period commencing on the date hereof and ending on December 31, 2022, and thereafter for additional periods of one year each unless and until Executive’s employment terminates prior thereto as provided in Section 5 (the “Term”). At the end of the Term, the provisions of Sections 1, 2, 3, 4 (except Section 4(j) to the extent provided for in that Section) and 5 shall no longer be applicable; however, the other provisions of this Agreement shall remain in full force and effect.

3. Duties; Standard Of Services. Executive shall be employed by the Company as its Chief Executive Officer, reporting only to the Board of Directors of the Company (the “Board”). Subject to review and directions by the Board, Executive shall have supervision and control over, and responsibility for, the oversight of the Company’s executive operational function(s). Executive shall also have such other powers and duties as the Board may reasonably prescribe from time to time, provided such duties are consistent with his status as the Chief Executive Officer of the Company. For so long as he is employed hereunder, Executive shall (a) devote adequate time and energy to the business and affairs of the Company, as the Executive deems necessary in the Executive’s sole judgement, (b) perform his duties hereunder effectively, diligently, and to the best of his skill and ability, (c) use his best efforts, skill and ability to promote the interests of the Company, and (d) perform all duties that may be required of him by virtue of his position as the Chief Executive Officer of the Company. Company acknowledges and agrees that Executive may have fiduciary responsibilities to other companies, including other companies directly competing with the Company’s business, and Executive may, and be allowed to, pursue transactions and/or businesses outside of the Company, regardless of their nature.

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4. Compensation and Benefits. For the services to be rendered by Executive hereunder, the Company shall, during the Term, pay compensation and provide benefits to Executive as follows:

(a) Annual Base Salary. The Company shall pay Executive a minimum annual base salary of $75,000.00 per year for the calendar year 2022. Thereafter, starting on January 1, 2023, and all subsequent years, the base salary shall be $150,000.00 per year (for any given year, the “Base Salary”). The Base Salary shall be paid to the executive on a monthly basis, at the beginning of each calendar month, by the Company, unless the Company has adopted a compensation plan that provides for more frequent payment of wages and salaries, in which case, Executive will be paid under similar frequency of payments. The Base Salary shall accrue until such time as the Company raises a minimum of Five Million Dollars ($5,000,000.00) of external capital, at which point the entire amount of accrued Base Salary due to Executive shall be paid immediately in cash and Executive will be paid the Base Salary in cash thereafter.

(b) Incentive Stock Option Plan. Executive shall be allowed to participate in the Incentive Stock Option Plan, should such a plan be approved by the Board of Directors.

(c) Conversion of Compensation to Common Stock. For any compensation of the Executive under this Agreement that is due and unpaid to Executive (the “Accrued Compensation”), Executive shall, at Executive’s sole option, have the ability to elect to have any part of the Accrued Compensation be converted into Common Stock of the Company. The Common Stock share price used in the conversion of the Accrued Compensation will be either (1) if the Common Stock is traded publicly on an exchange, the closing share price on the day that such written election by Executive occurs, or (2) if the Common Stock is not traded publicly on an exchange, the same share price as the Company’s most-recent non-public sale of Common Stock. Any conversions to Common Stock under this Section shall occur immediately upon written notice from the Executive to the Board of Directors of the Company. There shall be no limitation on the proportion of Accrued Compensation convertible to Common Stock by the Executive, or frequency of such.

(d) Expenses. The Company shall reimburse Executive for his reasonable direct, out-of-pocket, ordinary and necessary business expenses incurred in the performance of his duties hereunder and for which Executive properly accounts in accordance with the Company’s policy as established by the Board from time to time for its employees generally.

(e) Vacation; Sick Pay; Holidays. Executive shall be entitled to paid vacation during the Term in accordance with the Company’s vacation policy for officers, generally. Executive shall also be entitled to all paid holidays given by the Company to its employees, generally, and a reasonable number of paid sick days as determined by the Board from time to time.

(f) Benefits. Executive shall be eligible to participate in the employee benefit plans which the Company maintains from time to time for its executive employees generally. Participation in such plans shall be subject to the same eligibility requirements, in accordance with the same terms and conditions, as are applicable to other officers and employees of the Company. Nothing paid to the Executive under any employee benefit plan shall be deemed to be in lieu of the Annual Base Salary or Performance Bonus which is payable to Executive pursuant to the terms of this Agreement.

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(g) Tuition Reimbursement Policy. Executive shall be eligible for tuition reimbursement for pre-approved higher education expenses. The goal of any course work is to increase the Executive’s knowledge, skills and job effectiveness.

(h) Indemnification. The Company will, to the maximum extent permitted by law, indemnify and hold the Executive harmless against expenses, including reasonable attorney fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the Executive's actions or omissions taken within the scope of his employment on behalf of the Company. However, the Executive shall not be entitled to indemnification where his actions or omissions are a result of his gross negligence or willful misconduct. The Company will advance to the Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law.

(i) Protection Against Personal Guarantees. Should the Executive be required to personally guarantee any debt(s) held by the Company, at any time in the past or future, the Company will first exhaust all of its assets to satisfy any personal guarantee(s) prior to the Executive being required to personally satisfy such debts. Any personal guarantees made by the Executive for the benefit of the Company must first be pre-approved in writing by the President and shall carry an annual fee payable to the Executive in the amount of a percent of the guaranteed amount, payable monthly, with the percent to be agreed between the Executive and the Company at the time of the personal guarantee request. This Section 4(j) shall survive the Term of this Agreement to the extent that any personal guarantees made by the Executive for the benefit of the Company remain outstanding.

5. Termination of Executive’s Employment. The Term shall terminate, and Executive’s employment with the Company shall terminate, upon the first to occur of the following events:

(a) Death. The death of Executive.

(b) Disability. Executive is under a “disability,” which for purposes of this Agreement shall mean a physical or mental condition which (x) renders Executive incapable of performing his duties as provided by Section 3 in a manner reasonably satisfactory to the Board, and which continues for a period of more than 90 days (whether or not consecutive) during any 180-day period, or (y) results in Executive being eligible for long-term disability benefits under any long-term disability program provided by the Company or any disability income insurance policy under which Executive is an insured or (z) results in Executive being eligible for long-term disability benefits under the Social Security Act.

(c) For Cause. The Board reasonably determines that Executive shall be discharged for “Cause,” which for purposes of this Agreement shall mean the following:

(i) significant dishonesty by Executive which materially and adversely affects the Company or any customer of or supplier to the Company;

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(ii) conduct by Executive which has brought the Company into substantial public disgrace or substantial disrepute;

(iii) a material breach of any term, provision, representation or warranty of Executive under this Agreement which fails to be cured by Executive within a reasonable period of time;

(iv) any material misconduct by Executive in the performance of his duties hereunder which fails to be cured by Executive within a reasonable period of time; or

(v) any material neglect by Executive of his duties hereunder; provided, that if any breach, misconduct or neglect described in (iii), (iv) or (v), above, is capable of remedy, a written notice and an opportunity to cure such breach, misconduct or neglect shall be afforded Executive, and, in such event, cause shall exist for Executive’s discharge only if (x) Executive shall fail to cure such breach, misconduct or neglect within a reasonable period after notice, or (y) if such breach, misconduct or neglect is timely cured, Executive shall thereafter repeat such breach, misconduct or neglect.

(d) Notice. Either the Executive or the Company, at any time prior to June 30 of any particular calendar year, gives written notice to the other party that the Term will end.

6. Benefits Upon Termination of Employment or Expiration of the Term.

(a) Termination During Term for Cause. If, prior to the expiration of the Term, Executive’s employment is terminated for Cause pursuant to Section 5(c)., Executive (or, in the event of Executive’s death or disability, his estate or personal representative) shall be entitled to receive his Base Salary and benefits accrued (but unpaid) at the time of termination under Section 5.

(b) Termination During Term for Other Than Cause. If, prior to the expiration of the Term, Executive’s employment is terminated pursuant to Section 5, other than for Cause pursuant to Section 5(c), Executive (or, in the event of Executive’s death or disability, his estate or personal representative) shall be entitled to receive:

(i) Payment of any portion of Executive’s Base Salary then in effect, which is earned but unpaid as of the date of termination and benefits accrued (but unpaid) at the time of termination under Section 5; and

(ii) Severance payments, which shall be equal to the Executive’s then Base Salary under this Agreement, payable in monthly installments commencing on the first day of the month and continuing for twelve (12) months thereafter.

(c) Change in Control. If during the term of the contract, there is a change in control event involving the Company, the contract shall stay in force with the surviving operating entity or have the Executive’s option of being bought out for 100% of base salary plus any earned and accrued bonuses.

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(d) Expiration of the Term. Upon termination of Executive’s employment solely by reason of the expiration of the Term, Executive shall be entitled to receive the Base Salary then in effect and benefits accrued (but unpaid) at the time of expiration of the Term.

7. Miscellaneous.

(a) Binding Agreement. This is a contract for personal service by Executive and shall not be assigned by Executive. Except as above provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. The term Company, as used in this Agreement, shall also include any successors or assigns of the Company, or any surviving corporation to any merger, consolidation or combination of the Company with any other corporation or other entity.

(b) Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

(c) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an amendment in writing signed by Executive and the Company and approved by the Board. Except for accrued but unpaid compensation and benefits as of the date hereof, all prior agreements or understandings concerning Executive’s employment by the Company or its predecessor are hereby canceled and superseded by this Agreement.

(d) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it shall be determined at any time by any court of competent jurisdiction that any provision of this Agreement or any portion thereof is unreasonably restrictive or unenforceable, then such portions as shall have been determined unreasonably restrictive or unenforceable shall thereupon be deemed to be so amended as to make such restrictions reasonable in the determination of such court, and the provisions, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of any alleged breach of such provision. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable.

(e) Headings. The headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

(f) Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Indiana, without giving effect to any conflict of law, rule or principle that might require the application of the laws of another jurisdiction.

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(g) Dispute Resolution.

(i) In General. If any dispute shall arise between the Executive and the Company as to their rights or liabilities under this Agreement, the dispute shall be exclusively determined, and the dispute shall be settled in the manner set forth herein,

(ii) Mediation. The parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of The CPR Institute for Conflict Prevention & Resolution or any other procedure upon which the parties may agree. The parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures.

(iii) Litigation. In the event mediation does not resolve the matters between the parties, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be governed by and construed solely and exclusively in accordance with the laws of state of Indiana without regard to any statutory or common-law provision pertaining to conflicts of laws Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

ROYALTY MANAGEMENT CORPORATION

By:	/s/ Mark C. Jensen
Mark C. Jensen, Chairman of the Board of Directors

EXECUTIVE:

/s/ Thomas M. Sauve
Thomas M. Sauve

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